Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000
James River Coal Company Provides 2006-2007 Guidance

Richmond, VA., December 6, 2005 - James River Coal Company (Nasdaq:JRCC), a producer of steam and industrial grade coal, today released new guidance for 2006-2007.

The guidance contained below represents forecasts, which indicate a range of possible outcomes and are provided to assist investors with the development of annual earnings estimates. While James River believes that these forecasts represent the best estimate of management as to future events, actual events will differ from these forecasts, and such differences could be material. These forecasts are subject to the risks identified under “Forward Looking Statements” below.

Peter T. Socha, Chairman and Chief Executive Officer of James River, commented: “Our updated Central Appalachia (CAPP) guidance for 2006 and 2007 reflects the impact of our internal growth projects, as well as our recent experience with costs and capital expenditures. To further assist our shareholders, we are including for the first time additional information on our growth projects. We are also providing initial tonnage and cost guidance for our operations in the Illinois Basin.”

The following are the major growth projects for 2006:

Growth Projects

Project	Timing of Project Completion	Tonnage		Capital Expenditures	Payback Period
		2006	2007
Highwall Mine #1	Q-3 2006	50,000	350,000	$7.0 million	Less than18 Months
Surface Mine #2	Q-4 2006	50,000	360,000	$8.1 million	Less than 30 Months
Prep Plan Upgrades	Q-1 2006	150,000	250,000	$6.8 million	Less than 18 Months
Misc. Projects	2006	150,000	650,000	$5.4 million	Various

Mr. Socha continued: “As we have previously discussed with our shareholders, we evaluate four factors in assessing internal growth projects. First, we look for projects that will come primarily from our existing assets, with some selected asset additions to extend the project life. Second, we look for projects that will provide a high rate of return on our invested capital. In keeping with past practice, we have measured our rates of return using an assumed average sales price of $45.00 per ton during the relevant period. Third, we look for projects that will lower our average cash cost to mine coal. Lastly, we look for projects that will improve the overall balance of our mine portfolio. We believe that the above projects selected for development in 2006 meet all of these goals.”

Tonnage
(in thousands)

CAPP Tonnage	2006	2007

Previous Guidance	10,700 to 11,100	11,200 to 11,600
Growth Projects	300 to 500	1,400 to 1,800
Discount Factor	(200) to (400)	(800) to (1,000)
New Guidance	10,800 to 11,200	11,800 to 12,400

Illinois Basin Tonnage	2006	2007

New Guidance	3,400 to 3,500	3,400 to 3,500

Mr. Socha continued: “Our tonnage guidance reflects the impact of our internal growth projects. We have also used a discount factor to recognize the potential impact of weather, mining conditions, and the timing of receipt of necessary equipment. The discount factor range will be adjusted as the projects are developed and the timing of mine construction and the receipt of equipment can be projected with greater certainty. We are also providing initial CAPP tonnage guidance for 2008 of 12,300 to 12,800 million tons.”

Cash Costs Per Ton

Cash Costs	2006	2007

CAPP	$38.00 to $39.00	$39.00 to $40.00

Illinois Basin	$22.00 to $23.00	$23.00 to $24.00

Mr. Socha continued: “We have raised our guidance for CAPP cash costs. We have also lowered our expected rate of inflation for these costs. These changes are the result of the extraordinary inflation in cash costs that have impacted the entire coal mining industry in 2004 and 2005. The reduction in the expected inflation rate reflects the positive impact of our new lower cost mines.”

Capital Expenditures
(in thousands)

Capital Expenditures	2006	2007

Previous Guidance (CAPP Only)	$40,000 to $43,000	$42,000 to $48,000
Maintenance Capital Expenditures on New Tons	$500	$3,000
Raw Material Inflation	$6,500	$4,000
Impact of Triad	$10,700	$11,500
Growth Projects	$27,300	$8,000
New Guidance (Total JRCC)	$85,000 to $88,000	$68,500 to $74,500

Mr. Socha continued: “Our updated guidance considers the extraordinary inflation that we have seen in the cost of major equipment due to steel price increases. It also considers our current growth projects.”

Depreciation, Depletion, and Amortization
(in thousands)

DD&A	2006	2007

Previous Guidance (CAPP Only)	$40,000 to $43,000	$42,000 to $48,000
Depreciation on Higher Capital Expenditures	$12,000	$24,000
Fresh Start Accounting Adjustment	$13,000	0
Impact of Triad	$16,000	$17,000
New Guidance (Total JRCC)	$81,000 to $84,000	$83,000 to $89,000

Mr. Socha continued: “The primary change to our DD&A guidance involves the new DD&A as a result of our internal growth projects and increased cost. The DD&A for Triad has increased from our earlier estimates, due to the final allocation of our purchase price (i.e. more value allocated to the tangible assets).”

Sales Commitments

As November 30, we had the following contractual commitments to ship coal at a fixed and known price:

	2006	2007
CAPP Operations
(In millions, except per ton amounts)

Tons committed and priced	8.6	1.6
Average price of committed tons	$46.40	$38.37

Midwest Operations
(In millions, except per ton amounts)

Tons committed and priced	3.4	1.2
Average price of committed tons	$24.92	$24.77

Mr. Socha continued: “As we have previously discussed, we continue to maintain leverage to the strong coal market. We are currently engaged with both current and prospective customers on new long-term contracts. We expect these discussions to be concluded shortly.”

Tax Rate

The estimated tax rate for 2006 and 2007 is 25%. This has not changed from our previous estimate.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us, are "forward- looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: a change in the demand for coal by electric utility customers; a decrease in the amount of coal exported from the United States, or any increase in the amount of coal imported into the United States; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, including contiguous reserves currently held by our Midwest operations; failure to diversify our operations, through geographic diversification, balancing our mix of spot and contract sales, increasing our surface mining operations, or otherwise; increased capital expenditures; encountering difficult mining conditions; increased compliance costs; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects, whether due to delays in receipt of equipment, difficult weather conditions, difficult geological conditions, or otherwise; increased costs of raw materials; increased equipment costs; lack of availability of financing sources; the effects of regulation and competition; litigation or regulatory changes resulting in restrictions on underground mining activities; increased reclamation costs; additional turnover of employees and independent contractors; a change in the amount of pricing of coal supplied by our independent contractors and other third parties; the risk that the Company is unable to successfully integrate the Triad business; and the risk factors detailed in our S-1 registration statement declared effective by the Securities and Exchange Commission on May 24, 2005, which factors are incorporated herein by reference. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Additional information concerning these and other factors can be found in James River Coal Company's public filings with the Securities and Exchange Commission.